MOORE & ASSOCIATES, CHARTERED
ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 Amendment No. 3 of Recipe Kits, Inc., of our report dated April 21, 2008 on our audit of the financial statements of Recipe Kits, Inc. as of March 31, 2008 and September 30, 2007, and the related statements of operations, stockholders' equity and cash flows for the six months ended March 31, 2008, inception on October 10, 2006 through September 30, 2007 and inception on October 10, 2006 through March 31, 2008, and the reference to us under the caption "Experts".

/s/ Moore & Associates, Chartered

Moore & Associates Chartered
Las Vegas, Nevada
June 4, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501